Exhibit 99.1
News Release

FOR RELEASE — April 28, 2026

Corning Announces Strong First-Quarter 2026 Financial Results (1)

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its first-quarter 2026 results and provided its outlook for second-quarter 2026.
News Summary:
•First-quarter core sales grew 18% to $4.35 billion, and core EPS grew 30% to $0.70 versus Q1-2025.
•Robust demand for Gen AI products and the ramp of new solar products drove Q1 growth.
•Optical Communications sales grew 36%, and Solar sales were up 80% year over year.

•Two additional hyperscale customers entered into large, long-term agreements with Corning.
•Deals are similar in size and duration to the recently announced multiyear, up-to-$6 billion agreement with Meta.
•Agreements highlight customers’ commitment to develop, innovate, and manufacture the critical technologies that power next-generation AI data centers in the United States.

•Corning plans to upgrade and extend its Springboard plan through 2030 and introduce a new Market-Access Platform at the company’s May 6 NYC investor event.
•Optical Communications’ new Photonics Market-Access Platform will serve Gen AI OEM customers.

•For the second quarter, management expects to grow core sales about 14% year over year to approximately $4.6 billion and core EPS about 25% year over year to a range of $0.73-$0.77.
•Second-quarter guidance includes an extended maintenance shutdown at Corning’s solar wafer facility, including the transition to a permanent power system while the company repairs, upgrades, and modifies production equipment to increase throughput in future quarters. This will cause an additional $30 million of expense in Q2 versus Q1 and is included in guidance.

(1) First-quarter GAAP results: Sales were $4.14 billion, gross margin was 36.9%, operating margin was 15.4%, EPS was $0.43, and operating cash flow was $362 million.

Wendell P. Weeks, chairman, chief executive officer, and president, said, “Our strong first-quarter results continued the powerful trajectory of our Springboard plan. Versus Springboard’s Q4-2023 starting point, we grew core sales 33% and core EPS 79%, and we expanded core operating margin and core ROIC by 390 basis points and 470 basis points, respectively. Additionally, we finalized two more hyperscaler deals similar in size and duration to our recently announced multiyear, up-to-$6 billion agreement with Meta. In total, we have powerful momentum across our Market-Access Platforms.”

Corning Reports First-Quarter 2026 Financial Results

Weeks continued, “Based on strong demand for our innovations, we plan to upgrade and extend our Springboard plan through 2030 at our May 6 investor event. We will introduce our new Photonics Market-Access Platform and explain the underlying technical and demand trends driving our Gen AI product development.”

Ed Schlesinger, executive vice president and chief financial officer, said, “Our first-quarter results show continued excellent performance on our Springboard plan. We delivered our eighth consecutive quarter of year‑over‑year growth, with core sales up 18% led by Optical Communications and our new Solar business, which was up 80%. Our solar ramp continues with our polysilicon business performing above our 20% corporate operating margin target in the first quarter, and our module business is on track to cross over in the second quarter. We continued to enhance the company's financial profile, growing core EPS 30% year over year, while expanding core operating margin 220 basis points, core gross margin 120 basis points, and core ROIC 190 basis points.”

Schlesinger continued, “In the second quarter, we expect to grow core sales about 14% year over year to approximately $4.6 billion and to grow core EPS about 25% year over year to a range of $0.73 to $0.77. We have built into our second-quarter forecast an extended maintenance shutdown at our solar wafer facility, including the transition to a permanent power system while we repair, upgrade, and modify our production equipment to increase throughput in future quarters. This will cause an additional $30 million of expense versus the first quarter.”

First-Quarter 2026 Financial Highlights:
•GAAP sales were $4.14 billion, up 20% year over year. Core sales were $4.35 billion, up 18% year over year.
•GAAP EPS was $0.43, up 139% year over year. Core EPS was $0.70, up 30% year over year. Differences between GAAP and core EPS include constant currency adjustments as well as primarily non-cash items, including acquisition-related costs; discrete tax items and other tax-related adjustments; and restructuring, impairment, and other charges and credits.
•GAAP gross margin was 36.9%. Core gross margin expanded 120 basis points to 39.1%.
•GAAP operating margin was 15.4%. Core operating margin was 20.2%.
•GAAP operating cash flow was $362 million, and adjusted free cash flow was $188 million.

Second-Quarter 2026 Outlook:
•For the second quarter, management expects to grow core sales about 14% year over year to approximately $4.6 billion and core EPS about 25% year over year to a range of $0.73-$0.77.
•Second-quarter guidance includes an extended maintenance shutdown at Corning’s solar wafer facility, including the transition to a permanent power system while the company repairs, upgrades, and modifies production equipment to increase throughput in future quarters. This will cause an additional $30 million of expense in Q2 versus Q1 and is included in guidance.

Corning Reports First-Quarter 2026 Financial Results

First-Quarter 2026 Results and Comparisons
(In millions, except per-share amounts)

Results (GAAP)
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$4,144	$4,215	$3,452	(2%)	20%
Net Income (1)	$371	$540	$157	(31%)	136%
Diluted EPS	$0.43	$0.62	$0.18	(31%)	139%
(1)Represents GAAP net income attributable to Corning Incorporated.

Core Results (Non-GAAP)(1)
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Core Sales	$4,345	$4,412	$3,679	(2%)	18%
Core Net Income	$612	$624	$467	(2%)	31%
Core EPS	$0.70	$0.72	$0.54	(3%)	30%
(1)Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

Corning Reports First-Quarter 2026 Financial Results

First-Quarter 2026 Segment Results
(In millions)
The first-quarter results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.
Effective in the first quarter of 2026, Corning revised its segment reporting structure to align with its current operating and management structure. As a result, the company created a Glass Innovations segment, combining its former Display and Specialty Materials segments. Corning also created a Solar segment, which includes Hemlock Semiconductor Group and the company’s solar wafer and module manufacturing businesses. Optical Communications and Automotive remain unchanged. All other results will be grouped as Life Sciences and Emerging Growth Businesses. Prior-period results have been recast to conform to the current presentation.

Optical Communications
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$1,846	$1,701	$1,355	9%	36%
Net Income	$387	$305	$201	27%	93%

Glass Innovations
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$1,420	$1,499	$1,406	(5%)	1%
Net Income	$324	$356	$317	(9%)	2%

Automotive
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$437	$440	$440	(1%)	(1%)
Net Income	$70	$63	$68	11%	3%

Solar
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$370	$475	$206	(22%)	80%
Net Income	$7	$30	$27	(77%)	(74%)

Life Sciences and Emerging Growth Businesses
	Q1 2026	Q4 2025	Q1 2025	Q/Q	Y/Y
Net Sales	$272	$297	$272	(8%)	—%
Net Loss	($24)	($15)	($30)	(60%)	20%

Corning Reports First-Quarter 2026 Financial Results

Upcoming Investor Events
On Wednesday, May 6, Corning Incorporated will host investors and analysts at the New York Stock Exchange, starting at 9 a.m. ET. Corning will also attend the J.P. Morgan 2026 Global Technology, Media, and Communications Conference on May 19. In addition, the company will schedule management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date information.

First-Quarter Conference Call Information
The company will host its first-quarter conference call on Tuesday, April 28, at 8:30 a.m. ET. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.
Presentation of Information in this News Release
This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.
Caution Concerning Forward-Looking Statements
The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the Company’s Springboard plan, projected financial and operating performance, anticipated sales opportunities, long-term growth strategy, expected capital deployment, innovation and commercialization plans, and anticipated impacts of customer agreements.
Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Corning Reports First-Quarter 2026 Financial Results

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro), decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the availability of or adverse changes relating to government grants, tax credits or other government incentives; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; our solar business development, including manufacturing facility construction, ramp, and operations, and the achievement of solar revenue and profitability targets; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.
For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.
Web Disclosure
In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

Corning Reports First-Quarter 2026 Financial Results

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 175-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics, along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:
Gabrielle Bailey
(607) 684-4557
baileygr@corning.com
Investor Relations Contact:
Christopher Keenan
(607) 974-6716
keenanct@corning.com

Consolidated Statements of Income	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2026	2025
Net sales	$4,144	$3,452
Cost of sales	2,616	2,238

Gross margin	1,528	1,214

Operating expenses:
Selling, general and administrative expenses	588	471
Research, development and engineering expenses	278	270
Amortization of purchased intangibles	23	28

Operating income	639	445

Interest income	9	12
Interest expense	(92)	(82)
Translated earnings contract loss, net	(16)	(101)
Other expense, net	(11)	(34)

Income before income taxes	529	240
Provision for income taxes	(121)	(55)

Net income	408	185

Net income attributable to non-controlling interest	(37)	(28)

Net income attributable to Corning Incorporated	$371	$157

Earnings per common share available to common shareholders:
Basic	$0.43	$0.18
Diluted	$0.43	$0.18

Consolidated Balance Sheets	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets

Current assets:
Cash and cash equivalents	$1,755	$1,526
Trade accounts receivable, net of doubtful accounts	2,676	2,779
Inventories	3,279	3,077
Other current assets	1,816	1,554
Total current assets	9,526	8,936

Property, plant and equipment, net of accumulated depreciation	14,785	14,825
Goodwill	2,479	2,489
Other intangible assets, net	632	657
Deferred income taxes	1,569	1,515
Other assets	2,262	2,554

Total Assets	$31,253	$30,976

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$1,255	$804
Accounts payable	2,251	1,979
Other accrued liabilities	2,410	2,845
Total current liabilities	5,916	5,628

Long-term debt	7,718	7,630
Postretirement benefits other than pensions	311	314
Other liabilities	4,959	5,097
Total liabilities	18,904	18,669

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.9 billion and 1.8 billion	925	924
Additional paid-in capital – common stock	17,704	17,580
Retained earnings	16,680	16,551
Treasury stock, at cost; Shares held: 993 million and 992 million	(21,206)	(21,143)
Accumulated other comprehensive loss	(2,291)	(2,105)
Total Corning Incorporated shareholders’ equity	11,812	11,807
Non-controlling interest	537	500
Total equity	12,349	12,307

Total Liabilities and Equity	$31,253	$30,976

Consolidated Statements of Cash Flows	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$408	$185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	334	291
Amortization of purchased intangibles	23	28
Share-based compensation expense	115	54
Translation (gain) loss on foreign denominated debt, net	(6)	43
Deferred tax benefit	(62)	(50)
Translated earnings contract loss, net	16	101
Changes in assets and liabilities:
Trade accounts receivable	12	10
Inventories	(232)	(146)
Other current assets	(56)	(30)
Accounts payable and other current liabilities	(80)	(253)
Customer deposits and government incentives	(171)	(16)
Deferred income	(38)	(29)
Other, net	99	(37)
Net cash provided by operating activities	362	151

Cash Flows from Investing Activities:
Capital expenditures	(332)	(208)
Proceeds from CHIPS Act incentives	8
Realized gains on translated earnings contracts and other	150	56
Other, net	(29)	(13)
Net cash used in investing activities	(203)	(165)

Cash Flows from Financing Activities:
Repayments of debt	(13)	(47)
Proceeds from issuance of debt and short-term borrowings	427
Proceeds from cross currency swap		24
Payments of employee withholding tax on stock awards	(63)	(29)
Proceeds from exercise of stock options	14	11
Purchases of common stock for treasury		(100)
Dividends paid	(244)	(242)
Other, net	(62)	(20)
Net cash provided by (used in) financing activities	59	(403)
Effect of exchange rates on cash	(5)	8
Net increase (decrease) in cash and cash equivalents and restricted cash	213	(409)
Cash and cash equivalents and restricted cash at beginning of period	1,566	1,768
Cash and cash equivalents and restricted cash at end of period	$1,779	$1,359
Restricted cash included in other current assets	24
Cash and cash equivalents at end of year	$1,755	$1,359

Corning Incorporated and Subsidiary Companies
GAAP Earnings per Common Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of basic and diluted earnings per common share:

	Three months ended March 31,
	2026	2025
Net income attributable to Corning Incorporated	$371	$157

Weighted-average common shares outstanding – basic	857	855
Effect of dilutive securities:
Stock options and other awards	14	11
Weighted-average common shares outstanding - diluted	871	866
Basic earnings per common share	$0.43	$0.18
Diluted earnings per common share	$0.43	$0.18
Core Earnings per Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of core earnings per share:

	Three months ended March 31,
	2026	2025
Core net income	$612	$467

Weighted-average common shares outstanding - basic	857	855
Effect of dilutive securities:
Stock options and other awards	14	11
Weighted-average common shares outstanding - diluted	871	866
Core earnings per share	$0.70	$0.54

CORE PERFORMANCE MEASURES
In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our core performance measures.

Management uses core performance measures, along with GAAP financial measures, to make financial and operational decisions and certain of these measures also form the basis of our compensation program metrics. Management believes that our core performance measures are indicative of our core operating performance and provide investors with greater visibility into how management evaluates our results and trends and makes business decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures.

Items that are excluded from certain core performance calculations include: the impact of translating foreign denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Optical Communications, Glass Innovations and Automotive segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Glass Innovations segment. The constant-currency rates established for our core performance measures are long-term management-determined rates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward, cross-currency swaps or option contracts and foreign-denominated debt. For details of the rates used, refer to the footnotes to the “Reconciliation of Non-GAAP Measures” section. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.
For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, refer to “Reconciliation of Non-GAAP Measures.” With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended March 31, 2026
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$4,144	$529	$371	22.9%	$0.43
Constant-currency adjustment (1)	201	180	135		0.15
Translation gain on foreign denominated debt, net (2)		(6)	(5)		(0.01)
Translated earnings contract loss, net (3)		16	12		0.01
Acquisition-related costs (4)		45	34		0.04
Discrete tax items and other tax-related adjustments (5)			30		0.03
Restructuring, impairment and other charges and credits (6)		44	42		0.05
Pension mark-to-market adjustment (7)		(1)	(1)		(0.00)
Loss on investments (8)		6	6		0.01
Gain on sale of assets (9)		(16)	(12)		(0.01)
Core performance measures	$4,345	$797	$612	18.5%	$0.70
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $37 million and $38 million, respectively.

	Three months ended March 31, 2025
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$3,452	$240	$157	22.9%	$0.18
Constant-currency adjustment (1)	227	180	168		0.19
Translation loss on foreign denominated debt, net (2)		43	33		0.04
Translated earnings contract loss, net (3)		101	77		0.09
Acquisition-related costs (4)		30	22		0.03
Discrete tax items and other tax-related adjustments (5)			(7)		(0.01)
Restructuring, impairment and other charges and credits (6)		(7)	(5)		(0.01)
Pension mark-to-market adjustment (7)		(1)			0.00
Loss on investments (8)		5	5		0.01
Loss on sale of assets (9)		4	3		0.00
Loss on sale of business (10)		11	7		0.01
Litigation, regulatory and other legal matters (11)		10	7		0.01
Core performance measures	$3,679	$616	$467	19.5%	$0.54
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $28 million and $29 million, respectively.
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31, 2026
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$1,528	36.9%	$588	$278	$639	15.4%
Constant-currency adjustment (1)	177		1		176
Acquisition-related costs (4)			(19)		42
Restructuring, impairment and other charges and credits (6)	11		(25)		36
Pension mark-to-market adjustment (7)			1		(1)
Gain on sale of assets (9)	(16)				(16)
Core performance measures	$1,700	39.1%	$546	$278	$876	20.2%

	Three months ended March 31, 2025
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$1,214	35.2%	$471	$270	$445	12.9%
Constant-currency adjustment (1)	180		3		177
Acquisition-related costs (4)					28
Restructuring, impairment and other charges and credits (6)	(3)		(1)		(2)
Pension mark-to-market adjustment (7)				1	(1)
Loss on sale of assets (9)	4				4
Litigation, regulatory and other legal matters (11)			(10)		10
Core performance measures	$1,395	37.9%	$463	$271	$661	18.0%
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31,
	2026	2025
Cash flows from operating activities	$362	$151
Realized gains on translated earnings contracts and other	$150	$56
Adjusted cash flows from operating activities	$512	$207
Less: Capital expenditures	$332	$208
Plus: Proceeds from CHIPS Act incentives	$8
Adjusted free cash flow	$188	$(1)
Core return on invested capital (“core ROIC”) is a non-GAAP measure used by management and can be used by investors to review our investment and capital allocation decisions. We define core ROIC as the after-tax core operating income, inclusive of core equity earnings from affiliated companies, as a percentage of invested capital, calculated as total equity plus total long-term debt. Core ROIC for the three months ended March 31, 2026 and 2025 is calculated by annualizing the after-tax return for the respective period.

	Three months ended March 31,
	2026	2025
Core operating income (1)	$876	$661
Core equity earnings in affiliated companies (2)	$4	$2
Core operating income before interest and taxes	$880	$663
Less: Income tax (3)	$163	$129
Core operating income tax adjusted	$717	$534

Equity	$12,349	$11,128
Debt	$8,973	$7,237
Invested capital	$21,322	$18,365

Core ROIC	13.5%	11.6%
(1)Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)Equity earnings in affiliated companies as reflected within other expense, net in the consolidated statements of income was income of $2 million and a loss of $1 million for the three months ended March 31, 2026 and March 31, 2025, respectively. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.”
(3)Income tax amounts are calculated based on the core effective tax rate of 18.5% and 19.5% for the three months ended March 31, 2026 and March 31, 2025, respectively.

Items Adjusted from GAAP Measures
Items adjusted from GAAP measures to arrive at core performance measures are as follows:
(1)Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Optical Communications, Glass Innovations and Automotive segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. For the three months ended March 31, 2026 and 2025, the constant-currency adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.
The constant-currency rates established for our core performance measures are long-term management-determined rates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts, cross-currency swaps and foreign-denominated debt.

Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Mexican peso	Euro
Rate	¥120	₩1,250	¥6.9	NT$31	MX$21	€0.88
(2)Translation of foreign denominated debt, net: Amount reflects the gain or loss on the translation of our yen-denominated and euro-denominated debt to U.S. dollars, net of gains or losses on related derivative instruments.
(3)Translated earnings contract, net: Amount reflects the impact of the realized and unrealized gains and losses on our derivative instruments used to hedge Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro foreign currency exposure related to translated earnings.
(4)Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments, contingent consideration adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves, changes in deferred tax asset valuation allowances and stock compensation windfall or shortfall, as well as other tax-related adjustments.
(6)Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(8)Loss on investments: Amount reflects the loss recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(9)Gain or loss on sale of assets: Amount represents the gain or loss recognized for the sale of assets, recorded in cost of sales, on the consolidated statements of income.
(10)Loss on sale of business: Amount reflects the loss recognized for the sale of a business, recorded in other expense, net, on the consolidated statements of income.
(11)Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.